Exhibit 99.1

WARNER MUSIC GROUP ELECTS THREE NEW DIRECTORS

Mathias Döpfner, Noreena Hertz, Oliver Slipper Join Company Board

NEW YORK, NY – MAY 2, 2014: Warner Music Group Corp. (WMG) today announced the election of three new directors: Mathias Döpfner, Chairman and CEO of Axel Springer SE; Noreena Hertz, noted economist, strategist, and author; and Oliver Slipper, Joint CEO of Perform Group PLC. With these appointments, the WMG Board increases from eight to 11 members.

Len Blavatnik, Chairman & Founder of Access Industries, commented: “Mathias, Noreena, and Oliver are all noted business innovators with unique global perspectives. They are strong additions to the board team and their guidance will help chart our course as the most nimble and artist-friendly music company.”

Steve Cooper, CEO of WMG, commented: “I am very pleased to welcome these three highly accomplished and knowledgeable leaders to our Board of Directors. With their combined rich backgrounds in media, entertainment, and economics, they bring us a wealth of expertise and a range of insight that will be invaluable as we continue to grow WMG and nurture the careers of songwriters and artists.”

Mathias Döpfner is Chairman and CEO of global media and publishing company Axel Springer SE, based in Berlin. He joined Axel Springer in 1998 as Editor-in-Chief of Die Welt, has been a member of the company’s management board since 2000, and was appointed CEO in 2002. Since then, he has implemented a radical digital transformation strategy which has led to digital media contributing to more than 60% of Axel Springer Group’s profits. Döpfner was previously Editor-in-Chief of the newspapers Wochenpost and Hamburger Morgenpost. He began his career as a journalist at Frankfurter Allgemeine Zeitung and later worked on the staff of the publishing company Gruner+Jahr in both Paris and Hamburg. Döpfner studied Musicology, German, and Theatrical Arts in Frankfurt and Boston. He is a member of the Board of Directors of Time Warner Inc., a member of the Board of Directors of RHJ International SA, and holds several honorary positions, including offices at the American Academy, the American Jewish Committee, and the European Publishers Council (EPC). In 2010, Döpfner was Visiting Professor in Media at the University of Cambridge and became a member of St. John’s College. With his publications he has stirred international debates on the future of journalism and the content industry in the evolving digital landscape.

Noreena Hertz advises major organizations and global figures on strategy, decision-making, corporate social responsibility, and global economic and geo-political trends. Her best-selling books, Eyes Wide Open, The Silent Takeover, and IOU: The Debt

Threat, have been published in 20 countries. Professor Hertz has served on Citigroup’s Politics and Economics Global Advisory Board and on the Advisory Group steering the HJI Task Force for Inclusive Capitalism. She is also a Trustee of the UK think tank IPPR. A noted media commentator, she has also given keynote speeches at TED and The World Economic Forum. Hertz holds an MBA from the Wharton School of the University of Pennsylvania and a Ph.D. from the University of Cambridge. Having spent 10 years at the University of Cambridge as Associate Director of the Centre for International Business and Management, she recently moved to University College London, where she is Honorary Professor at the Centre for the Study of Decision-Making.

Oliver Slipper was appointed to the Board of Perform Group PLC, the digital media sports company, in 2007 and currently serves as Joint CEO. He was formerly the CEO of Premium TV until its amalgamation with Inform Group to create Perform. Together with Joint CEO Simon Denyer, Slipper took Perform public, achieving a listing on the London Stock Exchange in 2011, with a market capitalization of over £500m. Slipper joined Premium TV in 2001 as Commercial Manager, launching the company’s web-TV and mobile services, and was appointed CEO in 2005. Prior to Premium TV, Slipper worked at Accenture within the Media and Entertainment team, advising on digital strategies for clients including Cable & Wireless, NTL, and Sony PlayStation. Slipper holds a BA (Hons) in Classical Studies from Manchester University.

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About Warner Music Group With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Big Beat, East West, Elektra, Erato, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros., Warner Classics, Warner Music Nashville and Word, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.